Zumiez Inc. Reports October 2012 Sales Results

Net Sales Increased 20.2% to $41.9 Million; October 2012 Comparable Store Sales Increased 0.6%

LYNNWOOD, WA -- (Marketwire - October 31, 2012) - Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended October 27, 2012 increased 20.2% to $41.9 million, compared to $34.9 million for the four-week period ended October 29, 2011. The Company's comparable store sales increased 0.6% for the four-week period, on top of a comparable store sales increase of 3.3% in the year ago period.

The Company's third quarter (13-weeks) comparable store sales were 3.7% on top of 6.0% in the prior year quarter (13-weeks).

Based on total sales results for the quarter that were below planned sales, primarily due to a challenging sales environment in Europe, the Company is revising guidance and now expects fiscal 2012 third quarter net income per diluted share of approximately $0.38 to $0.39, a decrease from the previously issued guidance of net income per diluted share of approximately $0.42 to $0.45. This guidance includes previously disclosed costs in conjunction with the acquisition of Blue Tomato of approximately $4.0 million, or $0.10 per diluted share.

To hear the Zumiez prerecorded October sales message, please dial (201) 689-8483 or (877) 523-5612, followed by the passcode # 986439 (ZUMIEZ).

About Zumiez Inc.

Zumiez is a leading multi-channel specialty retailer of action sports related apparel, footwear, equipment and accessories, focusing on skateboarding, snowboarding, surfing, motocross and BMX for young men and women. As of October 27, 2012 we operated 495 stores, 471 in the United States, 19 in Canada, and 5 in Europe. In the United States and Canada we operate under the name Zumiez and in Europe we operate under the name Blue Tomato. Additionally, we operate ecommerce web sites under www.zumiez.com and www.blue-tomato.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company's quarterly report on Form 10-Q for the quarter ended July 28, 2012 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200